EXHIBIT 99.1

Sucampo Reports Fourth Quarter and Full Year 2016 Financial Results

Continued Revenue Growth Leads to Strong Income Growth

Company Reiterates 2017 Guidance

Company Announces Key Executive Transitions

Company to Host Conference Call Today at 8:30 a.m. EST

ROCKVILLE, Md., March 08, 2017 (GLOBE NEWSWIRE) -- Sucampo Pharmaceuticals, Inc. (Sucampo) (NASDAQ:SCMP), a global biopharmaceutical company, today reported consolidated financial results for the fourth quarter and full year ended December 31, 2016.

Summary of Results	Q4-16	% Increase / (Decrease) over Q4-15	FY-16	% Increase / (Decrease) over FY-15
Revenue	$73.0M	32%	$230.1 M	50%
Net Income GAAP	$15.3M	51%	$18.5M	(45%)
EPS GAAP – diluted	$0.34	49%	$0.42	(43%)
EBITDA	$19.4M	(23%)	$87.1M	44%
Adjusted Net Income	$30.7M	60%	$66.2M	52%
Adjusted EPS – diluted	$0.68	58%	$1.51	58%
Adjusted EBITDA	$42.8M	54%	$117.7M	68%

Additionally, today Sucampo announced two updates to its executive management team.  Andrew Smith, Chief Financial Officer, will be leaving Sucampo to move back to Europe with his family to pursue professional opportunities there.  He will remain in his CFO role through March 20 and will thereafter assist in the transition of his responsibilities.  Peter Pfreundschuh, CPA will become Sucampo’s new Chief Financial Officer, effective on March 20.  Also, effective March 20, Jones “Woody” Bryan, Ph.D. will become Sucampo’s new Senior Vice President of Business Development and Licensing.

“The strong financial results we achieved in the fourth quarter concluded an incredibly successful 2016 highlighted by significant growth in revenues, earnings and EBITDA and the achievement of several key corporate objectives,” said Peter Greenleaf, Chairman and Chief Executive Officer of Sucampo.  “We expect to maintain this momentum through 2017, with continued strong financial performance and execution on strategic transactions to further boost growth and diversify our product portfolio.  Additionally, I’d like to thank Andrew for his years of service to Sucampo, and I wish him and his family all the best as he embarks on the next phase of his professional life.  I’d also like to extend a warm welcome to Peter and Woody and look forward to the contributions they will make to Sucampo in these key roles.”

For the three months ended December 31, 2016, Sucampo reported year-over-year total revenue growth of 32% to $73.0 million.  Product sales revenue increased to $42.3 million, representing year over year growth of 43%, and product royalty revenue grew 15% year-over-year to $26.3 million. Revenue in the fourth quarter of 2016 also included a one-time milestone of $10 million related to the achievement of certain Amitiza sales milestones in Japan from Mylan N.V., versus a one-time sales milestones of $5 million in 2015.

Sucampo reported GAAP net income of $15.3 million, or $0.34 per diluted share during the fourth quarter of 2016 compared to GAAP net income of $10.2 million, or $0.23 per diluted share, during the fourth quarter of 2015, an increase of 51% and 49%, respectively.

Sucampo reported adjusted net income of $30.7 million, or $0.68 per diluted share, during the fourth quarter of 2016, compared to adjusted net income of $19.2 million, or $0.43 per diluted shares, during the fourth quarter of 2015, an increase year-over-year of 60% and 58%, respectively. Adjusted Net Income adjusts for specified items that can be highly variable or difficult to predict, and various non-cash items, which includes amortization of acquired intangibles, inventory step-up adjustment, R&D intangible asset impairment, restructuring costs, legal settlement, acquisition related expenses, amortization of debt financing costs, debt extinguishment, R&D license option expense, acquisition related acceleration of deferred revenue, foreign currency translations and the tax impact of these adjustments.

For the full year 2016, Sucampo reported year-over-year total revenue growth of 50% to $230.1 million.  Product sales revenue increased to $128.8 million, representing 94% year-over-year growth, and product royalty revenue grew 11% year-over-year to $82.5 million. Revenue for the year 2016 and 2015 included an additional $55.5 million and $11.8 million due to the acquisition of R-Tech Ueno, which we acquired on October 20, 2015. Excluding the additional revenues from the acquisition, base revenue grew by 22%.

For the full year 2016, Sucampo reported GAAP net income of $18.5 million, or $0.42 per diluted share compared to GAAP net income of $33.4 million, or $0.73 per diluted share, during the full year 2015, a decrease of 45% and 43%, respectively.  The fluctuation was primarily due to the release of inventory step-up and intangible amortization resulting from the aforementioned RTU acquisition.  On an adjusted basis, Sucampo reported net income of $66.2 million, or $1.51 per diluted share, during the full year 2016, compared to net income of $ 43.7 million, or $0.96 per diluted shares, during the full year 2015, an increase year-over-year of 52% and 58%, respectively.

Fourth Quarter 2016 Operational Review

CORPORATE

  Effective on March 20, 2017, Peter Pfreundschuh, CPA will join Sucampo as Chief Financial Officer.  Peter brings to Sucampo more than 25 years of progressive financial and business experience, including roles in commercial leadership and business development and licensing.  He is the former Vice President Finance and Chief Financial Officer for Immunomedics Inc. and the former Chief Financial Officer of CircuLite, Inc.  Prior roles include leadership positions at AstraZeneca Pharmaceuticals L.P., Johnson & Johnson Pharmaceuticals L.L.C., Johnson & Johnson Research & Development L.L.C., and Alimenterics Inc.  Peter holds a Masters in Business Administration degree from the Rider University Graduate School of Business and a Bachelor of Science degree in Accounting from Rutgers University School of Business.  He is a member of the Board of Directors of GiTBasic LLC and an advisor to Data Reduction Systems, LLC.
  Also effective on March 20, 2017, Jones “Woody” Bryan, Ph.D. will join Sucampo as the new Senior Vice President of Business Development and Licensing.  Through Woody’s more than 25 years of professional experience, he brings to Sucampo expertise in business development and licensing grounded by previous roles in scientific research and product development.  Woody is the former Senior Vice President – Business Development for Brands at Lupin Pharmaceuticals Inc., and has held positions of increasing responsibility at Supernus Pharmaceuticals Inc., Shire Laboratories, Applied Analytical Industries, Inc., and Schering Plough Research Institute.  Woody holds a Ph.D. in Pharmaceutical Sciences from the Medical University of South Carolina and a Bachelor of Science degree in Zoology from Clemson University.  He is a member of the Board of Directors of Afecta Pharma.

AMITIZA

United States

  On March 2, 2017, Sucampo received a Paragraph IV certification notice letter (Notice Letter) regarding an Abbreviated New Drug Application (ANDA) submitted to the U.S. Food and Drug Administration (FDA) by Amneal Pharmaceuticals requesting approval to market, sell and use a generic version of the 8 mcg and 24 mcg AMITIZA® (lubiprostone) soft gelatin capsule products for the treatment of opioid induced constipation.  Sucampo is currently reviewing the Notice Letter. By statute, if Sucampo initiates a patent infringement lawsuit against Amneal within 45 days of the notice date, the FDA would automatically stay approval of the Amneal ANDA until the earlier of 30 months from the notice date or entry of a district court decision finding the patents invalid or not infringed. AMITIZA is currently protected by 15 issued patents that are listed in the FDA’s Orange Book, with the latest expiring in 2027.
  AMITIZA total prescriptions in the fourth quarter of 2016 were 383,863, as reported by IMS, a decrease of 2% compared to the fourth quarter of 2015. Net sales of AMITIZA, reported by Takeda Pharmaceuticals U.S.A., Inc. (Takeda) for royalty calculation purposes, increased 11% to $114.2 million for the fourth quarter of 2016, compared to $103.0 million in the same period of 2015.  The increase was due to a mix of price and royalty rate.  For the full year 2016, AMITIZA total prescriptions were 1,487,641, an increase of 1% compared to the full year of 2015.   Net sales of AMITIZA, reported by Takeda for royalty calculation purposes, increased 10% to $416.5 million for the full year 2016, compared to $380.4 million in the same period of 2015.  The increase was due to a mix of price and royalty rate.
  Royalty revenue was $26.3 million in the fourth quarter of 2016 compared to $22.8 million in the same period in 2015, an increase of 15%. For the full year 2016, royalty revenue was $82.3 million compared to $74.1 million in the same period in 2015, an increase of 11%. Takeda AMITIZA sales resulting from R-Tech Ueno acquisition was $13.2 million in the fourth quarter 2016 comparted to $10.3 million in the same period of 2015. For the full year 2016, Takeda AMITIZA sales was $45.2 million compared to $10.3 million in the same period of 2015.

Global Markets

In Japan, Sucampo's revenue from sales of AMITIZA to Mylan was $26.2 million for the fourth quarter of 2016, compared to $17.9 million in the same period of 2015, an increase of 46%. Revenue in the fourth quarter of 2016 and 2015 included Japan sales milestones of $10 million and $5 million, respectively. For the full year 2016, revenue from sales of AMITIZA to Mylan was $72.7 million, compared to $53.9 million in the same period of 2015. Unit volume as reported by Mylan grew more than 41% for the full year 2016 compared to the full year 2015, to 137.0 million units versus 89.7 million units in 2015

Corporate

  On December 27, 2016, Sucampo sold $300.0 million aggregate principal amount of 3.25% convertible senior notes due 2021 in a private placement to Leerink Partners LLC.  The proceeds from the notes were utilized to pay off all existing amounts due under Sucampo’s $250.0 million credit agreement.  The excess proceeds will be utilized for general business purposes.

Research and Development

  Clinical development of a sprinkle formulation of lubiprostone was initiated in December 2016. An initial healthy volunteer comparative pharmacokinetics and food-effect bioavailability study was completed. Top line results will be available in Q1 2017. In the same timeframe, a randomized, placebo-controlled bioequivalence study comparing sprinkle and capsule formulations of lubiprostone in adult CIC patients will be initiated. An sNDA for approval of the sprinkle formulation for adults is intended to be submitted in the second half of 2017.

Fourth Quarter and Full Year 2016 Financial Review

  On a GAAP basis, Sucampo reported net income of $15.3 million and a diluted EPS of $0.34 during the fourth quarter of 2016, compared to net income of $10.2 million and diluted EPS of $0.23 in the same period in 2015. Adjusted net income was $30.7 million, or $0.68 per diluted share, during the fourth quarter of 2016, compared to adjusted net income of $19.2 million, or $0.43 per diluted share in the fourth quarter of 2015. For the full year 2016, Sucampo reported GAAP net income of $18.5 million and a diluted EPS of $0.42, compared to net income of $33.4 million and diluted EPS of $0.73 in the same period in 2015. Adjusted net income was $66.2 million, or $1.51 per diluted share, for the full year 2016, compared to adjusted net income of $43.7 million, or $0.96 per diluted share for the full year 2015.
  EBITDA reflects net income excluding the impact of provision for income taxes, interest expense, interest income, depreciation, R&D intangible asset impairment, amortization of acquired intangibles, and inventory step-up adjustments. EBITDA was $19.4 million for the fourth quarter of 2016 compared to EBITDA of $25.1 million for the same period in 2015, a decrease of 23%. Adjusted EBITDA was $42.8 million for the fourth quarter of 2016, compared to $27.8 million in the same period in 2015, an increase of 54%.  For the full year 2016, EBITDA was $87.1 million compared to EBITDA of $60.3 million for the same period in 2015, an increase of 44%. Adjusted EBITDA was $117.7 million for the full year 2016 compared to $69.9 million in the same period in 2015, an increase of 68%.  Adjusted EBITDA reflects EBITDA and adjusts for specified items that can be highly variable or difficult to predict, and various  non-cash items, which includes share based compensation expense, restructuring costs, acquisition related expenses, debt extinguishment, R&D license option, legal settlement, foreign currency translations and the acquisition related acceleration of deferred revenue
  Total revenues were $73.0 million for the fourth quarter of 2016 compared to $55.4 million in the same period in 2015, an increase of $17.6 million or 32%.  The increase was primarily due to the receipt of a Japan Mylan milestone in the fourth quarter of 2016 in the amount of $10.0 million, coupled with an increase of AMITIZA sales in both North America and Japan.  For the full year of 2016, total revenues were $230.1 million compared to $153.2 million in the same period in 2015, an increase of $76.9 million or 50%.  The increase for the full year was primarily due to the increase in AMITIZA sales in both North America and Japan, coupled with the inclusion of the acquisition of R-Tech Ueno.
  Cost of goods sold were $16.7 million for the fourth quarter of 2016 compared to $18.0 million for the same period in 2015, a decrease of $1.3 million or 7%.  The decrease was primarily due to the release of inventory step-up in the fourth quarter of 2015 offset by an increase in sales volumes. Excluding intangible asset amortization of $6.7 million in the fourth quarter of 2016 and the release of inventory step up of $5.6 million and intangible amortization of $3.7 million in the fourth quarter of 2015, cost of goods sold was $9.9 million in the fourth quarter of 2016, compared to $8.7 million in the fourth quarter of 2015, an increase of 15%. The increase was mainly due to higher sales volume. For the full year 2016, cost of goods sold were $76.0 million compared to $36.7 million for the same period in 2015, an increase of $39.3 million or 107%. Excluding intangible asset amortization of $25.7 million and the release of inventory step up of $15.2 million in full year 2016 and intangible amortization of $3.7 million and the release of inventory step-up of $5.6 million in 2015, cost of goods sold was $35.1 million in full year 2016 compared to $27.3 million in full year 2015, an increase of 28%. The increase was primarily due to increased sales and the inclusion of the results from the R-Tech Ueno acquisition.
  Gross margin, calculated as product sales revenue less cost of goods sold as a percentage of product sales revenue, was 60% for the fourth quarter of 2016, compared to 39% for the same period in 2015, an increase of 21%.  The increase was primarily due the receipt of a $10.0 million sales milestone in the fourth quarter of 2016 from Mylan, coupled with the release of the inventory step costs in connection with the R-Tech Ueno acquisition in the fourth quarter of 2015.  Excluding the intangible asset amortization and release of inventory step up, gross margin was 76.4% in the fourth quarter of 2016 compared to 71% in the fourth quarter of 2015, an increase of 5%. For the full year 2016, gross margin was 41%, compared to 45% for the same period in 2015, a decrease of 4%.  The decrease was primarily due to intangible amortization and the release of inventory step up costs as noted above. Excluding the intangible asset amortization and the inventory step up costs, gross margin for the full year 2016 was 73%, compared to 59% for the full year 2015, an increase of 14%. This increase is due to the inclusion of the results arising from the R-Tech Ueno acquisition.
  Research and development expenses were $11.0 million for the fourth quarter of 2016 compared to $10.8 million for the same period of 2015, an increase of $0.2 million, or 2%. For the full year 2016, research and development expenses were $53.9 million compared to $33.6 million for the same period of 2015, an increase of $20.3 million, or 60%.  The increase was primarily due to increased spending on lubiprostone pediatric studies, the investment in Cancer Prevention Pharmaceuticals in connection with the execution of a collaboration and option agreement for their phase three program in familial adenomatous polyposis, as well as the impairment of IPR&D asset acquired in connection with the R-Tech Ueno acquisition.
  General and administrative expenses were $11.4 million for the fourth quarter of 2016 compared to $13.7 million for the same period of 2015, a decrease of $2.3 million or 17%. The decrease was primarily due to synergies arising from the R-Tech Ueno acquisition.  For the full year 2016, general and administrative expenses were $43.8 million for the period compared to $35.5 million for the same period of 2015, an increase of $8.3 million, or 23%. The increase was primarily due to the inclusion of the results arising from the R-Tech Ueno acquisition, legal costs associated with the Dr. Reddy’s settlement, integration costs, and restructuring related costs.
  Selling and marketing expenses were $0.4 million for the fourth quarter of 2016 compared to $1.2 million for the same period of 2015. For the full year 2016, selling and marketing expenses were $2.5 million compared to $2.8 million for the same period of 2015.
  The effective tax rate for the fourth quarter of 2016 was a negative 123%, compared to negative 7% in the same period of 2015. The decrease in the tax rate is primarily due to foreign currency movement related to tax liabilities arising from the R-Tech Ueno acquisition, coupled with a shift in profits among foreign subsidiaries with varying tax rates.  The effective tax rate for the full year 2016 was a negative 28%, compared to 24% in the same period of 2015. The reduction in the full year tax rate is driven by the same factors that impacted the Q4 tax rate.

Certain prior year non-GAAP amounts have been reclassified for consistency with the current period- adjusted presentation. These reclassifications had no effect on the reported results of operations. A reconciliation of adjusted Net Income to GAAP Net Income and adjusted EBITDA to net income, the most directly comparable GAAP financial measure, is included in the tables below.

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET INCOME
(in thousands, except per share amounts)

	Three Months Ended	Three Months Ended	For the Year Ended	For the Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Adjusted Non-GAAP Net Income:
GAAP Net Income	15,283	10,151	18,487	33,371
Non-GAAP Adjustments:
Amortization of Acquired Intangibles	6,748	3,732	25,655	3,732
Inventory Step Up Adjustment	-	5,645	15,236	5,645
R&D Intangible Asset Impairment	-	-	7,286	-
Restructuring Costs	455	958	2,350	958
Legal Settlement	-	-	-9,515	-
Acquisition Related Expenses	-	3,914	2,173	5,135
Amortization of Debt Financing Costs	841	870	3,526	870
Loss on Debt Extinguishment	14,047	-	14,047	-
R&D License Option	-	-	3,000
Acceleration of Deferred Revenue	-	-4,079	-	-4,079
Foreign Currency Translation	7,070	123	11,280	178
Tax Effect of Adjustments	-13,762	-2,119	-27,313	-2,119
Total Non-GAAP Adjustments	15,399	9,044	47,725	10,320
Adjusted Non-GAAP Net Income	30,682	19,195	66,212	43,691

Weighted Average Shares - Dilutive
Adjusted Non-GAAP Net Income Per Share - Diluted	44,910	44,338	43,749	45,680
GAAP Net Income per Share - Diluted	0.34	0.23	0.42	0.73
Non-GAAP Adjustments	0.34	0.20	1.09	0.23
Adjusted Non-GAAP Net Income per Share - Diluted	0.68	0.43	1.51	0.96

	RECONCILIATION OF INCOME FROM OPERATIONS TO ADJUSTED EBITDA
	(in thousands, except per share amounts)

	Three Months Ended	Three Months Ended	For the Year Ended	For the Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
GAAP Net Income	15,283	10,151	18,487	33,371
Adjustments:
Taxes	-8,433	-684	-4,112	10,304
Interest expense	5,620	6,070	23,761	6,854
Interest Income	-5	-27	-72	-181
Depreciation	217	221	904	623
R&D Intangible Asset Impairment		-	7,286	-
Amortization of Acquired Intangibles	6,748	3,732	25,655	3,732
Inventory Step Up Adjustment		5,645	15,236	5,645
EBITDA	19,430	25,108	87,145	60,348
Non-GAAP Adjustments:
Share Based Compensation Expense	1,838	1,742	7,258	7,349
Restructuring Costs	455	958	2,350	958
Acquisition Related Expenses	-	3,914	2,173	5,135
Loss on Debt Extinguishment	14,047	14,047	-
R&D License Option		3,000
Legal Settlement	-	-	-9,515	-
Foreign Currency Translation	7,070	123	11,280	178
Acceleration of Deferred Revenue	-	-4,079	-4,079
Total Non-GAAP Adjustments	23,410	2,658	30,593	9,541
Adjusted EBITDA	42,840	27,766	117,738	69,889

Cash, Cash Equivalents, Restricted Cash, and Marketable Securities

  At December 31, 2016, cash, cash equivalents, restricted cash and investments were $198.5 million compared to $163.5 million at December 31, 2015. This change is primarily due to the issuance of $300.0 million in convertible notes during December 2016, offset by the paydown of outstanding amounts due under the Company’s $250.0 million credit agreement.  At December 31, 2016 and December 31, 2015, notes payable were $290.5 million and $252.4 million, respectively, including current portions of $0 million and $39.1 million, respectively. The change in the overall note payable balance is due to aforementioned issuance of the convertible notes offset by the paydown of outstanding amounts due under the Company’s $250 million credit agreement.  Sucampo’s net debt position at December 31, 2016 is $92 million, compared to $88.9 million at December 31, 2015.

Geographic Sales

  Company revenues by product type and geographic location for the three months and full year ended December 30, 2016 and 2015 were as follows

	Three months ended December 31, 2016				Three months ended December 31, 2015
(In thousands)	USA	Japan	Rest of the World	Total	USA	Japan	Rest of the World	Total

AMITIZA Product sales	13,211	26,173	-	39,384	10,311	17,929	-	28,240
AMITIZA Royalty	26,259	-	-	26,259	22,792	137	-	22,929
Rescula Product Sales	(33)	2,906	-	2,873	49	1,310	-	1,359
Total	39,437	29,079	-	68,516	33,152	19,376	-	52,528

	Twelve months ended December 31, 2016				Twelve months ended December 31, 2015
(In thousands)	USA	Japan	Rest of the World	Total	USA	Japan	Rest of the World	Total

AMITIZA Product sales	45,164	72,682	792	118,638	10,311	53,855	-	64,166
AMITIZA Royalty	82,264		-	82,264	74,001	137	-	74,138
Rescula Product Sales	(11)	10,169	-	10,158	797	1,310	3	2,110
Total	127,417	82,851	792	211,060	85,109	55,302	3	140,414

Guidance

Sucampo today reiterated its guidance for the full year ending December 31, 2017. Sucampo expects total revenue of $220.0 million to $230.0 million, adjusted net income of $80.0 million to $90.0 million, adjusted diluted EPS of $1.35 to $1.50, and adjusted EBITDA of $145.0 million to $155.0 million. Adjusted net income guidance excludes amortization of acquired intangibles of approximately $22.58 million and debt financing related costs of $3.1 million.  Adjusted EBITDA guidance excludes stock option related costs of $6.0 million.

Non-GAAP Financial Measures

This press release contains three financial metrics (Adjusted Net Income, EBITDA and Adjusted EBITA) that are considered “non-GAAP” financial metrics under applicable Securities and Exchange Commission rules and regulations. These non-GAAP financial metrics should be considered supplemental to and not a substitute for financial information prepared in accordance with generally accepted accounting principles. The company’s definition of these non-GAAP metrics may differ from similarly titled metrics used by others. Adjusted Net Income adjusts for specified items that can be highly variable or difficult to predict, and various non-cash items, which includes amortization of acquired intangibles, inventory step-up adjustment, R&D intangible asset impairment, restructuring costs, legal settlement, acquisition related expenses, amortization of debt financing costs, debt extinguishment, R&D license option expense, acquisition related acceleration of deferred revenue, foreign currency translations and the tax impact of these adjustments. EBITDA reflects net income excluding the impact of provision for income taxes, interest expense, interest income, depreciation, R&D intangible asset impairment, amortization of acquired intangibles, and inventory step-up adjustments. Adjusted EBITDA reflects EBITDA and adjusts for specified items that can be highly variable or difficult to predict, and various  non-cash items, which includes share based compensation expense, restructuring costs, acquisition related expenses, debt extinguishment, R&D license option, legal settlement, foreign currency translations and the acquisition related acceleration of deferred revenue. The company views these non-GAAP financial metrics as a means to facilitate management’s financial and operational decision-making, including evaluation of the company’s historical operating results and comparison to competitors’ operating results. These non-GAAP financial metrics reflect an additional way of viewing aspects of the company’s operations that, when viewed with GAAP results may provide a more complete understanding of factors and trends affecting the company’s business.

The determination of the amounts that are excluded from these non-GAAP financial metrics is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts. Because non-GAAP financial metrics exclude the effect of items that will increase or decrease the company’s reported results of operations, management strongly encourages investors to review the company’s consolidated financial statements and publicly-filed reports in their entirety.

Company to Host Conference Call Today

Sucampo will host a conference call and webcast today, Wednesday, March 8, 2017 at 8:30 am ET. Conference call and Webcast participation details are as follows:
Dial-in number: 888-636-8238 (domestic) or 484-747-6635 (international)
Passcode: 71158094
Webcast link: http://www.sucampo.com/investors/events-presentations/

Conference call replay:
Dates: Starting at 11:30 AM ET, March 8, 2017 a replay of the teleconference and webcast will be available
Dial-in number: 855-859-2056 (domestic) or 404-537-3406 (international)
Passcode: 71158094
Webcast link: http://www.sucampo.com/investors/events-presentations/; then click ‘Archived Events’

About AMITIZA® (lubiprostone)

AMITIZA (lubiprostone) is a chloride channel activator that acts locally in the small intestine. By increasing intestinal fluid secretion, lubiprostone increases motility in the intestine, thereby facilitating the passage of stool and alleviating symptoms associated with CIC. Lubiprostone, via activation of apical CIC-2 channels in intestinal epithelial cells, bypasses the antisecretory action of opiates that results from suppression of secretomotor neuron excitability. Activation of CIC-2 by lubiprostone has also been shown to stimulate recovery of mucosal barrier function and reduce intestinal permeability via the restoration of tight junction protein complexes in ex vivo studies of ischemic porcine intestine.

AMITIZA (24 mcg twice daily) is indicated in the U.S. and Israel for the treatment of adults with CIC and opioid-induced constipation (OIC) with chronic, non-cancer pain. AMITIZA (8 mcg twice daily) is also approved in the U.S. and Israel for irritable bowel syndrome with constipation (IBS-C) in women 18 years of age and older. In Japan, AMITIZA (24 mcg twice daily) is indicated for the treatment of chronic constipation (excluding constipation caused by organic diseases). In Canada, AMITIZA (24 mcg twice daily) is indicated for the treatment of CIC in adults. In the U.K., AMITIZA (24 mcg twice daily) is indicated for the treatment of CIC and associated symptoms in adults, when response to diet and other non-pharmacological measures (e.g. educational measures, physical activity) are inappropriate. In Switzerland, AMITIZA (24 mcg twice daily) is indicated for the treatment of CIC in adults and for the treatment of OIC and associated signs and symptoms such as stool consistency, straining, constipation severity, abdominal discomfort, and abdominal bloating in adults with chronic, non-cancer pain. The efficacy of AMITIZA for the treatment of OIC in patients taking opioids of the diphenylheptane class, such as methadone, has not been established.

About RESCULA®

Unoprostone isopropyl 0.12% (trade named RESCULA) first received marketing authorization in 1994 in Japan for the treatment of glaucoma and ocular hypertension. RESCULA is marketed in Japan by Santen Pharmaceutical Co., Ltd. (Santen).  We acquired RESCULA as part of the acquisition of R-Tech Ueno in 2015.

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc. is focused on the development and commercialization of medicines that meet major unmet medical needs of patients worldwide. Sucampo has two marketed products – AMITIZA, its lead product, and RESCULA. A global company, Sucampo is headquartered in Rockville, Maryland, and has operations in Japan, Switzerland and the U.K. For more information, please visit www.sucampo.com.

The Sucampo logo and the tagline, The Science of Innovation, are registered trademarks of Sucampo AG. AMITIZA is a registered trademark of Sucampo AG.

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Sucampo Forward-Looking Statement

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding financial results, product development, and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the impact of pharmaceutical industry regulation and health care legislation; Sucampo's ability to accurately predict future market conditions; dependence on the effectiveness of Sucampo's patents and other protections for innovative products; the effects of competitive products on Sucampo’s products; and the exposure to litigation and/or regulatory actions.

No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Sucampo undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Sucampo's business, particularly those mentioned in the risk factors and cautionary statements in Sucampo's most recent Form 10-K as filed with the Securities and Exchange Commission on March 4, 2016 as amended, as well as its filings with the Securities and Exchange Commission on Forms 8-K and 10-Q since the filing of the Form 10-K, all of which Sucampo incorporates by reference.

Sucampo Pharmaceuticals, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share data)

	December 31,
	2016	2015
ASSETS:

Current assets:
Cash and cash equivalents	$198,308	$108,284
Product royalties receivable	26,261	22,792
Accounts receivable, net	42,998	22,759
Deferred charge, current	17	295
Restricted cash, current	213	55,218
Inventories, net	23,468	33,121
Prepaid expenses and other current assets	15,967	8,891
Total current assets	307,232	251,360

Investments, non-current	5,495	-
Property and equipment, net	6,216	6,393
Intangible assets	128,134	130,315
Goodwill	73,022	60,937
In-process research & development	-	6,171
Deferred charge, non-current	62	1,400
Other assets	690	605
Total assets	$520,851	$457,181

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$9,190	$11,213
Accrued expenses	12,389	10,886
Deferred revenue, current	1,315	676
Collaboration obligation	-	5,623
Income tax payable	7,153	6,507
Notes payable, current	-	39,083
Other current liabilities	2,304	14,139
Total current liabilities	32,351	88,127

Notes payable, non-current	290,516	213,277
Deferred revenue, non-current	805	1,088
Deferred tax liability, net	21,289	52,497
Other liabilities	8,791	15,743
Total liabilities	353,752	370,732

Stockholders' equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized at December 31, 2016 and 2015;
no shares issued and outstanding at December 31, 2016 and 2015, respectively	-	-
Class A common stock, $0.01 par value; 270,000,000 shares authorized at December 31, 2016 and
2015; 46,415,749 and 45,509,150 shares issued and outstanding at December 31, 2016 and 2015, respectively	464	455
Class B common stock, $0.01 par value; 75,000,000 shares authorized at December 31, 2016 and
2015; no shares issued and outstanding at December 31, 2016 and 2015	-	-
Additional paid-in capital	120,251	99,212
Accumulated other comprehensive income	54,527	13,412
Treasury stock, at cost; 3,009,942 shares at December 31, 2016 and 2015	(46,269)	(46,269)
Retained earnings	38,126	19,639
Total stockholders' equity	167,099	86,449
Total liabilities and stockholders' equity	$520,851	$457,181

Sucampo Pharmaceuticals, Inc.
Consolidated Statements of Operations and Comprehensive Income (unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Revenues:
Product royalty revenue	$26,258	$22,929	$82,480	$74,138
Product sales revenue	42,258	29,598	128,796	66,276
Research and development revenue	2,868	2,731	12,839	10,199
Contract and collaboration revenue	1,640	110	5,941	2,567
Co-promotion revenue	-	-	-	-
Total revenues	73,024	55,368	230,056	153,180

Costs and expenses:
Costs of goods sold	16,725	18,075	76,003	36,731
Impairment of in-process research & development	0	-	7,286	-
Research and development	11,035	11,346	46,615	33,631
General and administrative	11,387	13,154	43,798	35,517
Selling and marketing	384	1,225	2,478	2,842
Total costs and expenses	39,531	43,800	176,180	108,721

Income from operations	33,493	11,568	53,876	44,459
Non-operating income (expense):
Interest income	5	26	72	181
Interest expense	(5,620)	(6,070)	(23,761)	(6,854)
Loss on debt extinguishment	(14,047)	-	(14,047)	-
Other income (expense), net	(6,981)	3,942	(1,765)	5,889
Total non-operating expense, net	(26,643)	(2,102)	(39,501)	(784)

Income before income taxes	6,850	9,466	14,375	43,675
Income tax benefit (provision)	8,433	685	4,112	(10,304)
Net income	$15,283	$10,151	$18,487	$33,371

Net income per share:
Basic	$0.36	$0.24	$0.43	$0.76
Diluted	$0.34	$0.23	$0.42	$0.73
Weighted average common shares outstanding:
Basic	43,049	42,885	42,791	44,150
Diluted	44,910	44,338	43,749	45,680

Contact:
Sucampo Pharmaceuticals, Inc.
Silvia Taylor
Senior Vice President, Investor Relations and Corporate Affairs
1-240-223-3718
staylor@sucampo.com